As filed with the Securities and Exchange Commission on March 11, 2011
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HAWKINS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0771293 (I.R.S. Employer Identification No.)

3100 East Hennepin Avenue Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)
Hawkins, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Richard G. Erstad
Vice President, General Counsel and Secretary
Hawkins, Inc.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413
Telephone: (612) 331-6910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven C. Kennedy
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, $.05 par value per share	300,000 shares	$36.62	$10,986,000	$1,275.48

(1)	This Registration Statement relates to 300,000 shares of Common Stock to be offered pursuant to the Hawkins, Inc. Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s common stock on March 7, 2011, as reported on the NASDAQ Global Market.

HAWKINS, INC.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 have been or will be sent to participants as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of Hawkins, Inc. filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:
(1)	The Annual Report on Form 10-K of Hawkins, Inc. for the fiscal year ended March 28, 2010 filed pursuant to Section 13 of the Exchange Act (File No. 0-7647);

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

(3)	The description of the Registrant’s Common Stock, which is included in registration statements and reports filed under the Exchange Act from time to time.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities subject to this Registration Statement has been passed upon by Richard G. Erstad, Vice President, General Counsel and Secretary of the Registrant. Mr. Erstad beneficially owns, or has the right to acquire, shares of Common Stock, including options to purchase Common Stock under the Registrant’s stock incentive plans. Mr. Erstad is eligible to participate in the Employee Stock Purchase Plan.
Item 6. Indemnification of Directors and Officers.
     The Registrant’s By-laws provide that each director and officer of the Registrant shall be indemnified by the Registrant in the manner and to the extent allowed by Minnesota Statutes Section 302A.521. Section 302A.521 of the

Minnesota Statutes provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his or her official capacity against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person complained of in the proceeding, are (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he or she reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation’s board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.
     The Registrant’s Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under Minnesota Statutes Chapter 302A.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.
     The Registrant maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
4.1	Amended and Restated Articles of Incorporation. (1)

4.2	Amended and Restated By-Laws. (2)

5.1	Opinion of Richard G. Erstad.

10.1	Hawkins, Inc. Employee Stock Purchase Plan.

23.1	Consent of Richard G. Erstad (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 and filed July 29, 2010 (File No. 0-7647).

(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 28, 2009 and filed November 3, 2009 (File No. 0-7647).

Item 9. Undertakings.
     A. The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on March 11, 2011.

Hawkins, Inc.
By	/s/ Kathleen P. Pepski
Kathleen P. Pepski
Vice President, Chief Financial Officer and Treasurer (On behalf of the Registrant)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 11, 2011 by the following persons in the capacities indicated:

Name	Title

/s/ Patrick H. Hawkins Patrick H. Hawkins	Chief Executive Officer and President (Principal Executive Officer)

/s/ Kathleen P. Pepski Kathleen P. Pepski	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* John S. McKeon	Chairman of the Board and Director

* Duane M. Jergenson	Director

* Daryl I. Skaar	Director

* James A. Faulconbridge	Director

* James T. Thompson	Director

* Jeffrey L. Wright	Director

*	Richard G. Erstad, by signing their name hereto, does hereby sign this document on behalf of each of the above-named directors of the Registrant pursuant to power of attorney duly executed by such persons.

By	/s/ Richard G. Erstad
Richard G. Erstad
Attorney-in-Fact

Exhibit Index

Exhibit	Description	Method of Filing
4.1	Amended and Restated Articles of Incorporation.	Incorporated by Reference

4.2	Amended and Restated By-Laws.	Incorporated by Reference

5.1	Opinion of Richard G. Erstad.	Filed Electronically

10.1	Hawkins, Inc. Employee Stock Purchase Plan.	Filed Electronically

23.1	Consent of Richard G. Erstad (included in Exhibit 5.1).	Filed Electronically

23.2	Consent of KPMG LLP.	Filed Electronically

23.3	Consent of Deloitte & Touche LLP.	Filed Electronically

24.1	Powers of Attorney.	Filed Electronically